Exhibit 3.2

STATE OF DELAWARE

AMENDMENT TO THE CERTIFICATE OF

LIMITED PARTNERSHIP

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does here certify as follows:

FIRST: The name of the Limited Partnership is Sprague Energy Partners LP.

SECOND: Article 1 of the Certificate of Limited Partnership shall be amended as follows:

1. Name. The name of the Partnership is “Sprague Resources LP”.

THIRD: Article 3 of the Certificate of Limited Partnership shall be amended as follows:

3. General Partner. The name and the business, residence or mailing address of the general partner are:

Sprague Resources GP LLC

Two International Drive, Suite 200

Portsmouth, New Hampshire 03801

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 7th day of July, 2011.

SPRAGUE ENERGY PARTNERS LP

By:	Sprague Resources GP LLC,
its general partner

By:	/s/ Paul A. Scoff
Name:	Paul A. Scoff
Title:	Authorized Person